UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

May 22, 2007

Internap Network Services Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-27265	91-2145721
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

250 Williams Street, Atlanta, GA	30303
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 302-9700

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    On May 22, 2007, Internap Network Services Corporation (the “Company”) entered into an Employment Agreement (the “Agreement”) with Philip N. Kaplan regarding the terms of Mr. Kaplan’s employment as Vice President and Chief Strategy Officer of the Company.

According to the terms of the agreement, Mr. Kaplan is entitled to receive a base salary of $235,000 on an annualized basis and shall participate in the Company’s 2007 Executive Bonus Award Incentive Plan. Further, the Company’s Chief Executive Officer shall recommend that the Board of Directors issue Mr. Kaplan options to purchase 30,000 shares of common stock (the “Options”).

The Agreement also provides that upon the involuntary termination of his employment by the Company without “cause” or voluntary termination of employment for “good reason” (both as defined therein), Mr. Kaplan shall receive a cash severance payment equal to the product of (x) the number of days that Mr. Kaplan is an employee of the Company, divided by 365 (provided that the foregoing ratio shall never exceed one) and (y) one-half of Mr. Kaplan’s then-current base salary.

Upon the involuntary termination of his employment by the Company without “cause” or voluntary termination of employment for “good reason” (both as defined therein), in either case within 12 months after a change in control (as defined therein), instead of the severance benefits previously described, the Company shall pay Mr. Kaplan a severance payment equal to the sum of his then-current base salary and target bonus, and all unvested Options will vest and become exercisable.

The foregoing description of the Agreement is qualified in its entirety by the terms of the Agreement, which is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

99.1	Employment Agreement between Philip N. Kaplan and Internap Network Services Corporation.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNAP NETWORK SERVICES CORPORATION

Date: July 6, 2007	By:	/s/ David A. Buckel
David A. Buckel, Chief Financial Officer

EXHIBIT INDEX

99.1	Employment Agreement between Philip N. Kaplan and Internap Network Services Corporation.